Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to the Purchase and Sale Agreement (this “Amendment”) is made and entered into effective as of October 27, 2014, by and between Cinco Resources, Inc., a Delaware corporation (“Cinco”), Cima Resources, LLC, a Delaware limited liability company (“Cima” and together with Cinco, “Seller”), ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser” and together with ARP Purchaser, “Purchaser”) and Atlas Resource Partners, L.P., a Delaware corporation (“Parent”).

WHEREAS, Seller, Purchaser and Parent are parties to that certain Purchase and Sale Agreement dated as of September 24, 2014 (the “Purchase and Sale Agreement”), concerning the purchase and sale of certain oil and gas assets located in Texas on the terms set forth therein (capitalized terms used but not defined elsewhere in the text of this Amendment are as defined in the Purchase and Sale Agreement).

WHEREAS, Seller and Purchaser desire to amend the Purchase and Sale Agreement to allow payment of portions of the Deferred Purchase Price in securities.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Defined Terms. When used in this Amendment, the following terms shall have the respective meanings given to them in this Section 1:

“Delaware LP Act” means Revised Uniform Limited Partnership Act of the State of Delaware, 6 Del. Code §17.101 et seq. (as amended from time to time).

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a consistent basis.

“NYSE” means The New York Stock Exchange.

“Parent Material Adverse Effect” shall have the meaning ascribed to it in Section 3(b) herein.

“Parent Units” means the 8.625% Cumulative Redeemable Perpetual Preferred Units of Parent, as traded on the NYSE under the symbol “ARPPrd”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

2. Option to Fund Deferred Purchase Price in Securities. Section 2.4(c) of the Purchase and Sale Agreement shall be amended and restated in its entirety as set forth below.

“(c) The amount of one hundred forty million Dollars ($140,000,000) (the “Deferred Purchase Price”) will be paid by Purchaser to Seller in four installments of thirty-five million Dollars ($35,000,000) each on December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015. The Parties agree that for each installment due on March 31, 2015, June 30, 2015 and September 30, 2015 (each, an “Installment Date”), respectively, and subject to the conditions set forth in Section 5 of the Amendment being satisfied or waived by Seller, a portion of the Deferred Purchase Price may be paid in up to two hundred sixty-six thousand six hundred sixty-seven (266,667) Parent Units (having an aggregate liquidation preference of six million six hundred sixty-six thousand six hundred seventy-five Dollars ($6,666,675)) registered in the name of the Seller. If the conditions set forth in Section 5 of the Amendment are not satisfied or waived by Seller on an Installment Date, then Buyer shall pay the Deferred Purchase Price payable on such Installment Date in cash.”

3. Representations and Warranties of Parent. Parent hereby represents and warrants to Seller as follows:

(a) Due Authorization of Parent; Approvals; Valid, Binding and Enforceable. Parent has full power to enter into and perform its obligations under this Amendment and has taken all proper corporate and other action to authorize entering into this Amendment and the performance of its obligations hereunder. Neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Parent is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent. This Amendment constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(b) SEC Reports; Financial Statements. Parent has filed and made available to Seller all forms, reports and other documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2012 (except to the extent such forms, reports and other documents have been filed and are available to the public for viewing through the SEC’s Electronic Data Gathering and Retrieval System (EDGAR)). All reports to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of combined operations of Parent (including those that Parent may file after the date hereof and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except, in the cases of (i), (ii) and (iii) above, to the extent that such failure to file on a timely basis or to prepare such reports in compliance with applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder did not cause a material adverse change nor could it reasonably be expected to result in a material adverse change in the condition (financial or other), results of operations, business, properties, management or prospects of Parent (in any such case, a “Parent Material Adverse Effect”) or subject the limited partners of Parent to any material liability or disability. Since the last date on which a Parent SEC Report was filed, there has been no Parent Material Adverse Effect or material adverse change in the ability of Purchaser or Parent to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent and its subsidiaries, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments, and except where the failure to satisfy such requirements would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

(c) Authorization of Parent Units. The Parent Units that may be sold by Parent under this Agreement have been duly authorized for issuance and sale to Seller pursuant to this Amendment and, if and when issued and delivered by Parent pursuant to this Amendment, will be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Section 17-303, 17-607 and 17-804 of the Delaware LP Act); no holder of the Parent Units is or will be subject to personal liability by reason of being such a holder; and the issuance and sale of the Parent Units that may be sold by Parent under this Amendment are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Partnership or any other person.

4. Covenants. The Purchase and Sale Agreement is hereby amended to add Section 6.9 to Article VI, as follows:

“6.9 Registration Statement. Prior to any issuance of Parent Units to Seller hereunder, Parent agrees to use commercially reasonable efforts to prepare and file with the SEC a shelf registration on Form S-4 and the prospectus included therein (the “Acquisition Shelf Registration Statement”) covering any Parent Units to be issued to Seller hereunder and to cause the Acquisition Shelf Registration Statement to be declared effective under the Securities Act and to remain effective until the Final Payment Date.

Notwithstanding the foregoing, if, for any reason, Parent is unable to file or to timely take effective such Acquisition Shelf Registration Statement, Parent shall use commercially reasonable efforts to issue such Parent Units to Seller in transactions exempt from the registration requirements of the Securities Act, and shall file within 30 days after each issuance of such Parent Units to Seller and take effective as promptly as practicable thereafter, such registration statement or registration statements that will name Seller and any legally permitted transferees of Seller’s Parent Units as selling unitholders and will, upon effectiveness, allow Seller and any such transferees to freely resell such Parent Units (each a “Resale Shelf Registration Statement”).”

5. Conditions to Issuance of Parent Units. The obligation of Seller to accept Parent Units in payment of a portion of the Deferred Purchase Price on an Installment Date is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a) Representations and Warranties of Parent. The representations and warranties of Parent set forth in Section 3 of this Amendment shall be true and correct in all material respects as of the applicable Installment Date as though made on and as of that date (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the applicable Installment Date as of such earlier date), and Seller shall have received a certificate signed by a Responsible Officer of Parent to such effect.

(b) Exchange Listing of Parent Units. The Parent Units to be issued to Seller hereunder shall have been approved for listing, subject to official notice of issuance on NYSE.

(c) Effectiveness of Acquisition Shelf Registration Statement; Registration Rights Agreement. The Acquisition Shelf Registration Statement has been declared effective under the Securities Act and no stop orders under the Securities Act pertaining thereto have been issued or, if, for any reason, Parent is unable to file or to timely take effective such Acquisition Shelf Registration Statement, Parent and Seller shall have entered into a registration rights agreement providing for the establishment and maintenance of one or more Resale Shelf Registration Statements; provided, that Parent shall have no obligation to keep the Resale Shelf Registration Statement effective after the earlier of such time as Seller has disposed of the Parent Units covered by such registration statement or Seller is able to sell the Parent Units so covered by the Resale Shelf Registration Statement under Rule 144 of the Securities Act under circumstances in which all of the applicable conditions of such Rule (then in effect) are met.

6. Termination Rights. Subparagraph (d) of Section 9.1 of the Purchase and Sale Agreement is hereby deleted in its entirety.

7. Continuance of Purchase and Sale Agreement. Except as expressly amended hereby, the provisions of the Purchase and Sale Agreement are hereby ratified and confirmed and shall remain in full force and effect in accordance with their respective terms.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws thereof.

9. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

“Cinco”

Cinco Resources, Inc.

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	Chairman, President & CEO

“Cima”

Cima Resources, LLC

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	President & CEO

Seller Signature Page to the First Amendment to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

“Parent”

Atlas Resource Partners, L.P.

By:	Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

ARP Purchaser and Parent Signature Page to the First Amendment to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. Herz
	Name:	Daniel C. Herz
	Title:	President

AGP Purchaser Signature Page to the First Amendment to the Purchase and Sale Agreement